Exhibit 10.16

ARYX THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation Arrangements

In 2008, the Compensation Committee retained Radford Surveys + Consulting, or Radford, an independent compensation consulting firm, to provide us and the Compensation Committee with assistance in reviewing our non-employee director compensation. After reviewing the Radford report and related recommendations, the Compensation Committee and Board revised our cash compensation arrangement for non-employee directors, effective January 1, 2009, as follow:

•                  a $20,000 annual retainer for service as a Board member;

•                  a $15,000 or $7,500 supplemental annual retainer for service as chairman or member of the Audit Committee, respectively;

•                  a $10,000 or $5,000 supplemental annual retainer for service as chairman or member of the Compensation Committee, respectively;

•                  a $5,000 or $2,500 supplemental annual retainer for service as chairman or member of the Nominating and Corporate Governance Committee, respectively;

•                  a $5,000 supplemental annual retainer for services as lead independent director of the Board; and

•                  $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference).

We continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and committees of the Board.

2007 Non-Employee Directors’ Stock Option Plan

Our 2007 Non-Employee Directors’ Stock Option Plan, or 2007 Directors’ Plan, became effective in connection with our initial public offering in November 2007. The 2007 Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of our common stock to our non-employee directors over their period of service on our Board. As of December 31, 2008, the number of shares of common stock that may be issued under the 2007 Directors’ Plan is 266,662 shares. The number of shares of common stock reserved for issuance will automatically increase on January 1st of each year through and including January 1, 2017, by the excess of (a) the number of shares of common stock subject to options granted during the preceding calendar year, over (b) the number of shares added back to the share reserve during the preceding calendar year. If any option expires or terminates for any reason, in whole or in part, without having been exercised in full, the shares of common stock not acquired under such option will become available for future issuance under the 2007 directors’ plan. The following types of shares issued under the 2007 directors’ plan may again become available for the grant of new options: (a) any shares withheld to satisfy withholding taxes, (b) any shares used to pay the exercise price of an option in a net exercise arrangement and (c) shares tendered to us to pay the exercise price of an option.

Pursuant to the terms of the 2007 Directors’ Plan, any individual who first becomes a non-employee director is automatically granted an option to purchase 16,666 shares of our common stock, with an exercise price equal to the then fair market value of our common stock. Each initial option vests in a series of 36 successive equal monthly installments measured from the date of grant. In addition, on April 30th of each year beginning in 2009, each non-employee director will automatically be granted a non-statutory stock option to purchase 6,666 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock. The shares subject to each such annual option vest in a series of 12 successive equal monthly installments measured from the date of grant. All stock options granted under the 2007 Directors’ Plan will have a maximum term of ten years.

If a non-employee director’s service relationship with us, or any of our affiliates, whether as a non-employee director or subsequently as an employee, director or consultant of ours or an affiliate, ceases for any reason other than disability or death, or after any 12-month period following a change in control, the optionee may exercise any vested options for a period of three months following the cessation of service. If such an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise the option for a period of 12 months in the event of disability, and 18 months in the event of death. If such an optionee’s service terminates within 12 months following a specified change in control transaction, the optionee may exercise the option for a period of 12 months following the effective date of such a transaction. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

In the event of certain significant corporate transactions, all outstanding options under the 2007 Directors’ Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such options, then (a) with respect to any such options that are held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction and (b) all other outstanding options will terminate if not exercised prior to the effective date of the corporate transaction. Our Board may also provide that the holder of an outstanding option not assumed in the corporate transaction will surrender such option in exchange for a payment equal to the excess of (a) the value of the property that the optionee would have received upon exercise of the option, over (b) the exercise price otherwise payable in connection with the option. In addition, the vesting and exercisability of options held by non-employee directors who are either required to resign their position in connection with a specified change in control transaction or are removed from their position in connection with such a change in control will be accelerated in full.